Exhibit 10.19
This is an English translation.
LAND SUB-LEASE CONTRACT
Party A: Cai Yingguo
Party B: Land V. Ltd (Fujian)
     Based on the principles of equality and mutual benefits, Party A and Party B have, after friendly consultation, reached the following agreement in respect of the sub-leasing of the lands leased by Party A at Shenshan Village, Longyi Village, Long’er Village and Shijia Village in Jingdu Town, and Wangshang Village in Longtian Town, Chaonan District, Shantou to Party B:
I. Party A shall sub-lease to Party B its leased lands at the villages such as Shenshan Village as set forth above. The survey map of sub-leased lands shall be attached hereto as an exhibit. After actual measurement, the sub-leased lands are determined to have an area of 2,605 mu and their locations are as follows:
(1) Within the area of Shenshan Village: a. Nancuo Road South to the east, at the junction of Longwei to the west, the lower part of Gaoshu Road to the south, Villagers Responsibility Park to the north; b. farms along the two sides of Shachang Road in Qudaoxia within the area of the Village, at the junction of Longyi Village to the south and Lintian to the west.
(2) Within the area of Longyi Village: at the junction of Shenshanfen to the east, at the junction of Shijia Village to the west, Linchangxia to the south.
(3) Within the area of Long’er Village: a. Ximenhao, Zuyuan, at the junction of Shenshan to the east, at the junction of Longyi to the north; b. Shipaizai, Goutoujiao; Shijia and at the junction of Wangxia to the east, at the junction of Longyi to the north; Xialinchang to the south.
(4) Within the area of Shijia Village: Qudaoxia in Linchang, Sizhi; Longwei Village to the east; at the junction of Shuangshan Village to the west.
(5) Within the area of Wangshang Village in Longtian Town: located within the area of Longyi Village, at the junction of Longyifen to the east, at the junction of Shijia Village to the west, Shalongxia to the south.
II. Term of the Sub-lease: a term of 9 years in total from July 1, 2005 to June 30, 2014.
III. Rental Charge: (to be settled in RMB)
1. The rental charge shall be RMB300 per mu annually, amounting to RMB781,500; the rental charge shall be increased by RMB30 per mu annually from the 6th year, representing an increase of RMB78,150 per year; for the 500 mu land with spray irrigation ancillary facilities, the rental charge for such facilities shall be increased by RMB150 per mu annually, amounting to RMB75,000 per year; the rental charge for such portion of the land will not be increased.

2. Payment Method: the rental charge for the period from July 1, 2005 to June 30, 2007 shall be RMB1,713,000, 50% of which will be paid by July 2, 2005 and the balance will be fully settled by August 3. Starting from July 1, 2007, the rental charge shall be paid once a year and fully settled by July 2 of the year to which it relates.
3. Party A shall sub-lease to Party B two stories of an office building at its base and the whole building of canteen at an annual rental charge of RMB10,000, which will be paid once a year and fully settled by July 2 each year.
4. Party A shall transfer a building constructed by it at its base to Party B at a price of RMB80,000. The transfer price of the building shall be fully settled in a lump sum by July 2, 2005.
IV. Party A shall be responsible for the public order of the base. During the term of the sub-lease, Party A shall guarantee the normal production and operation of Party B and no interference by any third parties of the land use right of the leased land so as to ensure the normal production and management of Party B. If Party A fails to do so, it shall be deemed as a breach of this Contract and shall indemnify Party B against all economic losses arising therefrom.
V. The spray irrigation facilities provided by Party A are complete. This ensures that such facilities can be used properly. The facilities shall, after handover, be used and maintained by Party B.
VI. Party B shall pay in full any rental charge in a timely manner. Party A shall be entitled to revoke this Contract for any delay in the payment by Party B of rental charge for over a month; if this Contract is terminated due to the fault of Party A, it shall compensate to Party B the rental charge for one year and any investment made by Party B for the self-construction of fixed assets.
VII. The lease contracts signed between Party A and the four villages, such as Shenshan Village, shall be attached hereto as exhibits, which shall be observed jointly by the parties. Any breach thereof shall be dealt with in accordance with the requirements of this Contract.
VIII. Extension of the Lease Term: Party B shall notify Party A in writing whether it will renew this Contract at least six months prior to the expiry of the lease term. Party B shall have the right of priority to renew this Contract under the same conditions provided.
IX. Any matters that are not covered by this Contract shall be resolved by a supplemental agreement separately signed by Party A and Party B as an exhibit hereto. The supplemental agreement shall have the same legal binding force.
X. This Contract is executed in Chinese in 4 originals, and Party A and Party B shall each keep two originals. This Contract shall become effective after it is signed by the parties and all of its originals shall have the same legal effect.
XI. Any disputes between the parties arising during the performance of this Contract may be resolved through mediation, arbitration and litigation.

Party A:	Party B:
Cai Yingguo	[Chop of Land V. Ltd (Fujian) is affixed]

Representative:	Representative:

/s/ Cai Yingguo [with fingerprint affixed]

June 14, 2005	(mm) (dd) (yy)

草图
172
193
316
263
442
400
123
288
267.5
243.5
312.6
124
239
200
22亩
99
122.5
127.5
298
407
86
158
243.46
102
184
150
263
128
115

实际面积 1705.50亩